UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 17, 2011

LANTRONIX, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-16027	33-0362767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 Technology Drive
Irvine, California 92618
(Address of principal executive offices, including zip code)

(949) 453-3990
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board has appointed Mr. Kurt Busch to the role of President and Chief Executive Officer of Lantronix, Inc. (the “Company”) effective August 23, 2011. Mr. Busch (40) served in senior leadership positions at Mindspeed Technologies (Nasdaq: MSPD), a leading supplier of semiconductor solutions for network infrastructure applications. Most recently, he served as senior vice president and general manager for the company’s high performance analog division. Under Busch’s leadership, the division launched 40 products during his tenure that yielded substantially increased revenues and expanded demand for the company’s products across broad markets including carrier, enterprise data center, surveillance and professional video. Since 1990, Busch has worked in the networking communications industry. His experience includes business development roles at Analog Devices (ADI) as well as roles in engineering, sales, marketing and general management  at Digital Equipment Corporation (DEC), Intel (INTC), and two start-ups.  He earned a bachelor’s degree in electrical and computer engineering and a bachelor’s degree in biological science from the University of California at Irvine.  In 1998, Busch completed an MBA from Santa Clara University.

On August 23, 2011, the Company issued a press release announcing the appointment of Mr. Kurt Busch as President and Chief Executive Officer of the Company, a copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

On August 17, 2011, the Company entered into an offer letter agreement with Mr. Busch (the “Offer Letter”).  Pursuant to the terms of the Offer Letter:

Salary and Bonus. Mr. Busch will receive a base salary of $270,000 annually.  Mr. Busch’s salary shall be reviewed annually by the Board.  Mr. Busch will be eligible to receive a cash incentive bonus of up to forty percent (40%) of his base salary for each fiscal year during which the Offer Letter is in effect (“Performance Bonus”).  Pursuant to the Offer Letter, the Performance Bonus will be subject to change on an annual basis by the Compensation Committee.  The objectives set by the Compensation Committee for the Performance Bonus may include (but are not limited to) operating metrics, objective and subjective leadership dimensions, performance metrics in the operation of the Company, the achievement of financial objectives set forth in a Board approved Annual Operating Plan (as defined in the Offer Letter) and other objectives determined by the Compensation Committee.

Options.  Mr. Busch was granted an option to purchase 350,000 shares of Common Stock of the Company (the “Option”) with an exercise price equal to the closing price of one share of common stock on the grant date.  Vesting of the Option is subject to Mr. Busch’s continuance as a Service Provider to the Company through the applicable vesting dates.  The terms of the Option are as follows:

Type of Grant	Number of Shares	Vesting Schedule
Incentive Stock Option to the extent permitted by the $100,000 rule of Internal Revenue code Section 422(d); otherwise a Nonstatutory Stock Option.	350,000	25% (87,500) of the shares will vest on the first anniversary of Mr. Busch’s start date; the remaining shares shall vest ratably each month thereafter for a period of 36 months.

Termination Payments.  If the Company terminates Mr. Busch without Cause (as defined in the Offer Letter), in exchange for a full release of claims against the Company, the Company will pay Mr. Busch severance in an amount equal to the sum of (i) nine (9) months of his then current Base Salary, plus (ii) an amount equal to seventy-five percent (75%) of his  Performance Bonus actually earned and paid to him during the previous twelve month period, less required tax deductions and withholdings.

In the event of a Change of Control (as defined in the Offer Letter), where the Market Cap (as defined in the Offer Letter) of the Company is equal to or less than $50 million, the Company shall immediately vest 100% of the shares remaining under the Option, provided, that if the Change of Control results in Busch’s resignation for Good Cause (as defined in the Offer Letter), the Company shall pay Mr. Busch severance, in lieu of the severance otherwise payable under the Offer Letter, equal to the sum of (i) the equivalent of nine (9) months of base salary, plus (ii) 40% of nine (9) months of his annual base salary.

In the event of a Change of Control where the Market Cap of the Company is greater than $50 million, the Company shall immediately vest 100% of the shares remaining under the Option, provided, that if such Change of Control results in Busch’s resignation for Good Cause, the Company shall pay Mr. Busch severance, in lieu of the severance otherwise payable under the Offer Letter, equal to the sum of (i) the product of two (2) multiplied by Mr. Busch’s then current annual base salary, plus; (ii) 80% of the then current annual base salary.

The Offer Letter does not provide Mr. Busch with any excise tax or other tax gross-ups.

The foregoing summary is qualified in its entirety by the Offer Letter, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

Exhibit Number	Description

10.1	Letter Agreement between Lantronix, Inc. and Kurt Busch dated August 17, 2011.

99.1	Press Release dated August 23, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANTRONIX, INC., a Delaware corporation

Date: August 23, 2011	By:	/s/ James Kerrigan
James Kerrigan
Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Letter Agreement between Lantronix, Inc. and Kurt Busch dated August 17, 2011.

99.1	Press Release dated August 23, 2011.